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                                                                     Exhibit l.2

                [Venable, Baetjer, and Howard, LLP letterhead]



                                January 18, 2002

Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY  10019-6099

                  Re:      Intermediate Muni Fund, Inc.
                           ----------------------------

Ladies and Gentlemen:

     We have acted as special Maryland counsel for Intermediate Muni Fund, Inc., a Maryland corporation (the "Fund"), in connection with its offering of up to 2,000 shares of preferred stock designated "Municipal Auction Rate Cumulative Preferred Stock," each with a par value of $0.001 and a liquidation preference of $25,000 (the "Shares").

     As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus (the "Prospectus") included in its Registration Statement on Form N-2 with respect to the Shares (Securities Act Registration File No. 333-73414, Investment Company Act File No. 811-6506), substantially in the form in which it is to become effective (the "Registration Statement"). We are also familiar with the form of Articles Supplementary with respect to the Shares (the "Articles Supplementary") that have been filed as an exhibit to the Registration Statement. We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation ("SDAT") to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

     We have also examined and relied on such other corporate records of the Fund and documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and the authenticity of all such originals.

     Based on such examination, we are of the opinion that when the Pricing Committee of the Board of Directors has established the final number and terms of the Shares, pursuant to authority delegated to it by the Board of Directors, and the Articles Supplementary as approved by the Pricing Committee of the Board of Directors have

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Willkie Farr & Gallagher
January 18, 2002
Page 2





been filed with SDAT, the Shares to be offered for sale pursuant to the Prospectus will have been duly authorized and, when thereafter, sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

     This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock, as in effect as of the date hereof. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws. We assume no obligation to update the opinion set forth herein.

     You may rely on this opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Opinions" in the Prospectus. We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the rules and regulations thereunder. This opinion may not be relied on for any other purpose or by any other person without our prior written consent.

                                               Very truly yours,



                                               Venable, Baetjer, and Howard, LLP